Exhibit 4

Westpac Banking Corporation ABN 33 007 457 141
Australia’s First Bank

Group Secretariat Level 25, 60 Martin Place Sydney NSW 2000 Australia Telephone: (02) 9216 0390 Facsimile: (02) 9226 6288 elawler@westpac.com.au

5 May 2005

Company Announcements Platform
Australian Stock Exchange Limited
20 Bridge Street
SYDNEY   NSW   2000

Dear Sir/Madam

Westpac Banking Corporation
2005 Interim Ordinary Dividend – Payment Date and Record Date

The Board of Westpac Banking Corporation has determined to pay an interim ordinary dividend for the half year ended 31 March 2005 of 49 cents per fully paid ordinary share in Australian currency on 1 July 2005.

This dividend will be a dividend franked to the extent of 100%.

The dividend will be paid to all Westpac Banking Corporation shareholders who are registered on the share register as at the record date of 5.00 pm on 7 June 2005 (5.00 pm on 6 June 2005 in New York).  The ex-div date for the interim dividend will be 1 June 2005.

Yours sincerely

Emma Lawler

Head of Group Secretariat

www.westpac.com.au